Exhibit 99.2

The information in this Current Report on Form 8-K, including the information in the Exhibits hereto and incorporated herein by reference, does not constitute an offer to sell securities or a solicitation of an offer to buy and does not constitute solicitation material in respect of the proposed acquisition of Foothill Independent Bancorp. In connection with the proposed Foothill transaction, First Community intends to file with the Securities and Exchange Commission (the “SEC”) a registration statement on Form S-4 that will include a proxy statement-prospectus to be mailed to stockholders of Foothill and First Community and other relevant documents in connection with the proposed transaction. Shareholders of Foothill and First Community are urged to read the proxy statement-prospectus and any other relevant documents filed with the SEC because they will contain important information about First Community, Foothill and the proposed Foothill transaction. The final proxy statement-prospectus will be mailed to shareholders of Foothill and First Community.

Introduction

First Community Bancorp, which we refer to as “we”, “us”, “First Community” or the “Company”, completed the acquisitions of First American Bank (“First American”) and Pacific Liberty Bank (“Pacific Liberty”) during 2005 and completed the acquisition of Cedars Bank (“Cedars”) in January 2006.  On December 15, 2005, we announced that we had entered into a definitive agreement to acquire Foothill Independent Bancorp (“Foothill”).  We expect to complete the acquisition of Foothill during the second quarter of 2006.  Summary information for these acquisitions follows.

First American was acquired on August 12, 2005.  We paid approximately $59.7 million in cash to First American shareholders and caused First American to pay approximately $2.6 million in cash for all outstanding options to purchase First American common stock.  The aggregate transaction value was approximately $62.3 million.

We acquired Pacific Liberty on October 7, 2005.  We issued approximately 784,000 shares of our common stock to the Pacific Liberty shareholders and caused Pacific Liberty to pay approximately $5.0 million in cash for all outstanding options to purchase Pacific Liberty common stock.  The aggregate transaction value was approximately $41.6 million.

We acquired Cedars on January 4, 2006.  We paid approximately $114.2 million in cash to Cedars shareholders and approximately $5.8 million in cash for all outstanding options to purchase Cedars common stock.  The aggregate transaction value was approximately $120.0 million.

On December 14, 2005, we entered into a definitive agreement and plan of merger to acquire all of the outstanding common stock and options of Foothill for approximately $238.0 million in consideration consisting of the Company’s common stock for the outstanding common stock of Foothill and cash for Foothill common stock options.  The definitive agreement provides a mechanism for determining an initial exchange ratio of approximately 0.4982 shares of First Community common stock for each Foothill share, but that exchange ratio is subject to adjustment as further described in the definitive agreement.  The completion of our acquisition of Foothill is subject to customary conditions, including the approval of both Foothill’s and First Community’s shareholders and bank regulatory authorities.

An unaudited summary of our preliminary purchase price allocations for the First American, Pacific Liberty, Cedars and Foothill acquisitions follows.  These purchase price allocations are based on estimates and are subject to change as more information becomes available and after final analyses of the fair values of both tangible and intangible assets acquired and liabilities assumed are completed.  Accordingly, the final fair value adjustments may be materially different from those presented in this report.

	First American	Pacific Liberty	Cedars	Foothill
Assets acquired or to be acquired:
Cash and investments	$122,785	$32,427	$81,424	$247,123
Loans, net	106,227	119,212	376,167	504,526
Premises and equipment	4,458	44	1,149	4,553
Intangible assets	44,177	24,112	79,077	184,557
Other assets	8,293	4,487	15,304	27,499
Total assets acquired	285,940	180,282	553,121	968,258

Liabilities assumed or to be assumed:
Deposits	217,434	141,853	430,430	712,107
Other liabilities	8,820	1,787	8,538	33,151
Total liabilities assumed	226,524	143,640	438,968	745,258

Total consideration paid	$59,686	$36,642	$114,153	$223,000

SELECTED UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL DATA

The following selected unaudited pro forma combined condensed financial data has been derived from and should be read in conjunction with the unaudited pro forma combined condensed financial information appearing on page 5 of this report, along with the sections relating to pro forma adjustments that follow.  The following data has been prepared and is presented as if the acquisitions of First American, Pacific Liberty, Cedars, and Foothill all had been consummated on January 1, 2004, for purposes of the statement of earnings data and, for purposes of the balance sheet data as if the Pacific Liberty, Cedars and Foothill acquisitions were consummated on September 30, 2005.  The First American acquisition was consummated on August 12, 2005, and is reflected in First Community’s historical balance sheet as of September 30, 2005.  The purchase method of accounting is used to record the acquisitions.

The unaudited pro forma combined condensed financial data includes adjustments to record the assets acquired and liabilities assumed at their fair values.  Such adjustments are subject to change as additional information becomes available and as the acquisitions are consummated.  The unaudited pro forma combined condensed financial data is presented for illustrative purposes only, and does not indicate either the operating results that would have occurred had all the acquisitions been consummated on January 1, 2004, or on September 30, 2005, as the case may be, or future results of operations or financial condition. The unaudited pro forma financial statements are based upon assumptions and adjustments that we believe are reasonable. The unaudited pro forma financial statements and the accompanying notes should be read in conjunction with our historical financial statements contained in our Annual Report on Form 10-K for the year ended December 31, 2004, and our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2005, June 30, 2005, and September 30, 2005, and the historical financial statements of Foothill Independent Bancorp, including the notes thereto, for the year ended December 31, 2004, and for the quarters ended March 31, 2005, June 30, 2005 and September 30, 2005, and incorporated by reference hereto as Exhibits 99.3, 99.4, 99.5 and 99.6 to this Current Report on Form 8-K.

Unaudited Pro Forma Combined Condensed Statement of Earnings Data

(In thousands except per share data)

	Nine months ended September 30, 2005	Year ended December 31, 2004

Total interest income	$195,889	$210,436

Total interest expense	27,464	24,010

Net interest income before provision for credit losses	168,425	186,426

Provision for credit losses	2,153	1,378

Net interest income after provision for credit losses	166,272	185,048

Total noninterest income	18,841	27,718

Total noninterest expense	101,619	128,906

Earnings before income taxes	83,494	83,860
Income taxes	33,132	32,333
Net earnings	$50,362	$51,527

Net earnings per share:
Basic	$2.28	$2.49
Diluted	$2.21	$2.40

Weighted average shares:
Basic	22,134	20,671
Diluted	22,771	21,445

Unaudited Pro Forma Combined Condensed Balance Sheet Data
(In thousands)

September 30, 2005

Investments and interest bearing deposits	$452,684
Loans, net	3,272,695
Goodwill	537,567
Core deposit intangible	50,852
Deposits	3,696,908
Borrowings	111,000
Subordinated debentures	129,902
Shareholders’ equity	711,729

UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL INFORMATION

The following unaudited combined condensed financial information presents the impact of the acquisitions of First American, Pacific Liberty and Cedars and the proposed acquisition of Foothill on our historical financial condition and results of operations under the purchase method of accounting.  Under the purchase method of accounting, First Community records the assets and liabilities of the acquired entities at their fair values on the closing date of the acquisition.  The unaudited pro forma combined condensed balance sheet as of September 30, 2005 has been prepared under the assumption that the Pacific Liberty, Cedars, and Foothill acquisitions were completed on that date.  The First American acquisition was consummated on August 12, 2005 and, accordingly, is reflected in First Community’s historical balance sheet as of September 30, 2005.  The unaudited pro forma combined statements of earnings for the nine months ended September 30, 2005, and the year ended December 31, 2004, have been prepared under the assumption that all of the acquisitions were completed on January 1, 2004.

The unaudited pro forma combined financial information is presented for illustrative purposes only, and does not indicate either the operating results that would have occurred had all the acquisitions been consummated on January 1, 2004 or on September 30, 2005, as the case may be, or future results of operations or financial condition.  The unaudited pro forma combined condensed financial information is based upon assumptions and adjustments that we believe are reasonable. The unaudited pro forma combined condensed financial information and the accompanying notes should be read in conjunction with our historical financial statements contained in our Annual Report on Form 10-K for the year ended December 31, 2004, and our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2005, June 30, 2005, and September 30, 2005, and the historical financial statements of Foothill Independent Bancorp, including the notes thereto, incorporated by reference hereto as Exhibits 99.2 and 99.3 to this Form 8-K.

As explained further in the accompanying notes to unaudited pro forma combined condensed financial information, the allocations of the purchase price with respect to the acquisitions are based on preliminary estimates and are subject to change as more information becomes available and after final analyses of the fair values of both tangible and intangible assets acquired and liabilities assumed are completed.  Accordingly, the final fair value adjustments may be materially different from those presented in this report.

Unaudited Pro Forma Combined
Condensed Balance Sheet
September 30, 2005
(In thousands)

					(a)	(b)	(c)	(d)
	First Community	Pacific Liberty	Cedars	Foothill	Investment Sales and Borrowings Repayments	Fair Value Adjustments	Cash Paid for Stock options and Common Stock	Issuance of Common Stock net of acquired equity	Pro Forma Combined

Cash and cash equivalents	$185,874	$18,141	$28,820	$63,898	$77,712	$—	$(140,003)	$—	$234,442
Investments and interest bearing deposits	252,729	20,991	84,967	198,225	(104,228)	—	—	—	452,684
Loans, net	2,274,132	118,065	376,167	504,814	—	(483)	—	—	3,272,695
Goodwill	271,600	—	—	—	—	—	140,003	125,964	537,567
Core deposit intangible	26,582	—	—	—	—	24,270	—	—	50,852
Other assets	118,617	5,874	17,173	27,133	—	12,797	—	—	181,594

	$3,129,534	$163,071	$507,127	$794,070	$(26,516)	$36,584	$—	$125,964	$4,729,834

Deposits	$2,410,296	$143,749	$429,289	$711,924	$—	$1,650	$—	$—	$3,696,908
Borrowings	111,000	—	26,516	—	(26,516)	—	—	—	111,000
Subordinated debentures	121,654	—	—	8,248	—	—	—	—	129,902
Other liabilities	34,489	1,601	3,715	5,587	—	34,903	—	—	80,295

Total liabilities	2,677,439	145,350	459,520	725,759	(26,516)	36,553	—	—	4,018,105

Shareholders’ equity	452,095	17,721	47,607	68,311	—	31	—	125,964	711,729

	$3,129,534	$163,071	$507,127	$794,070	$(26,516)	$36,584	$—	$125,964	$4,729,834

See "Balance Sheet Pro Forma Adjustments" beginning on page 10.

Unaudited Pro Forma Combined
Condensed Statements of Earnings

Nine Months Ended
September 30, 2005

(In thousands, except per
share data)

						Pro		Pro
	First	First	Pacific			Forma		Forma
	Community	American(1)	Liberty	Cedars	Foothill	Adjustments		Combined

Interest income:
Loans	$123,082	$5,131	$6,982	$19,406	$26,082	$27	(a)	$180,710
Investment securities	6,551	2,156	617	2,254	5,888	(2,287	)(b)	15,179
Total interest income	129,633	7,287	7,599	21,660	31,970	(2,260)		195,889

Interest expense:
Deposits	7,420	962	1,532	5,075	3,368	(424	)(c)	17,933
Borrowings	2,501	261	52	822		(810	)(d)	2,826
Subordinated debentures	6,135	—	—	—	570	—		6,705
Total interest expense	16,056	1,223	1,584	5,897	3,938	(1,234)		27,464

Net interest income before provision for credit losses	113,577	6,064	6,015	15,763	28,032	(1,026)		168,425
Provision for credit losses	1,420	(20)	258	495	—	—		2,153

Net interest income after provision for credit losses	112,157	6,084	5,757	15,268	28,032	(1,026)		166,272

Noninterest income:
Service charges, commissions and fees	7,984	549	431	1,352	3,139	—		13,455
Other	2,363	400	1,830	70	711	12	(e)	5,386
Total noninterest income	10,347	949	2,261	1,422	3,850	12		18,841

Noninterest expense:
Compensation	35,396	2,575	1,861	4,624	8,922	—		53,378
Occupancy and furniture and equipment	9,857	638	349	1,236	3,337	27	(f)	15,444
Data processing and communications	5,009	391	362	641	1,076	—		7,479
Professional services	3,563	315	156	657	1,656	—		6,347
Intangible asset amortization	2,541	—	—	—	—	2,310	(g)	4,851
Other	6,690	996	855	1,380	4,199	—		14,120
Total noninterest expense	63,056	4,915	3,583	8,538	19,190	2,337		101,619

Earnings before income taxes	59,448	2,118	4,435	8,152	12,692	(3,351)		83,494
Income taxes	24,374	762	1,710	3,193	4,501	(1,408	)(h)	33,132
Net earnings	$35,074	$1,356	$2,725	$4,959	$8,191	$(1,943)		$50,362

Net earnings per share:
Basic	$2.18							$2.28
Diluted	$2.13							$2.21

Weighted average shares:
Basic	16,087							22,134
Diluted	16,450							22,771

(1) For the period from January 1, 2005 to August 12, 2005.

See "Statements of Earnings Pro Forma Adjustments" on page 12.

Unaudited Pro Forma Combined
Condensed Statement of Earnings

Year Ended December 31, 2004

(In thousands, except per
share data)

						Pro		Pro
	First	First	Pacific			Forma		Forma
	Community	American	Liberty	Cedars	Foothill	Adjustments		Combined

Interest income:
Loans	$130,175	$6,949	$5,840	$18,937	$30,992	$36	(a)	$192,929
Investment securities	9,972	3,150	922	2,692	6,038	(5,267	)(b)	17,507
Total interest income	140,147	10,099	6,762	21,629	37,030	(5,231)		210,436

Interest expense:
Deposits	7,124	953	1,129	3,743	4,073	(1,131	)(c)	15,891
Borrowings	1,144	431	—	1,165	—	(1,164	)(d)	1,576
Subordinated debentures	6,149	—	—	—	394	—		6,543
Total interest expense	14,417	1,384	1,129	4,908	4,467	(2,295)		24,010

Net interest income before provision for credit losses	125,730	8,715	5,633	16,721	32,563	(2,936)		186,426
Provision for credit losses	465	(96)	444	565	—	—		1,378

Net interest income after provision for credit losses	125,265	8,811	5,189	16,156	32,563	(2,936)		185,048

Noninterest income:
Service charges, commissions and fees	11,988	1,076	926	1,575	4,999	—		20,564
Other	4,926	887	1,094	(127)	586	(212	)(e)	7,154
Total noninterest income	16,914	1,963	2,020	1,448	5,585	(212)		27,718

Noninterest expense:
Compensation	45,220	3,869	1,918	5,329	11,697	—		68,033
Occupancy and furniture and equipment	13,381	897	460	1,411	4,296	36	(f)	20,481
Data processing and communications	6,485	519	402	664	1,408	—		9,478
Professional services	4,126	451	122	488	1,290	—		6,477
Intangible asset amortization	3,253	—	—	—	—	3,080	(g)	6,333
Other	9,055	1,530	979	1,621	4,919	—		18,104
Total noninterest expense	81,520	7,266	3,881	9,513	23,610	3,116		128,906

Earnings before income taxes	60,659	3,508	3,328	8,091	14,538	(6,264)		83,860
Income taxes	24,296	1,266	1,249	2,970	5,183	(2,631	)(h)	32,333
Net earnings	$36,363	$2,242	$2,079	$5,121	$9,355	$(3,633)		$51,527

Net earnings per share:
Basic	$2.34							$2.49
Diluted	$2.27							$2.40

Weighted average shares:
Basic	15,521							20,671
Diluted	15,987							21,445

See "Statements of Earnings Pro Forma Adjustments" on page 12.

PRO FORMA ADJUSTMENTS

The unaudited pro forma combined condensed balance sheet as of September 30, 2005 has been prepared assuming the Pacific Liberty, Cedars and Foothill acquisitions were consummated on September 30, 2005.  The First American acquisition was consummated on August 12, 2005 and, accordingly, is reflected in First Community’s historical balance sheet as of September 30, 2005.  The unaudited pro form combined condensed statements of earnings for the nine months ended September 30, 2005, and the year ended December 31, 2004, have been prepared under the assumption that all of the acquisitions were consummated on January 1, 2004.

The unaudited pro forma combined condensed financial information reflects the issuance of First Community common stock.  Although the First American acquisition was a cash transaction, the Company sold approximately 1,045,000 common shares in 2005 in order to augment regulatory capital at both First Community and its banking subsidiary, Pacific Western National Bank.  These common shares have been added to First Community’s historical weighted average number of common shares used to calculate basic and diluted earnings per share for purposes of determining the pro forma earnings per share amounts for both the nine months ended September 30, 2005, and the year ended December 31, 2004.  The Company issued 784,000 common shares in the Pacific Liberty acquisition.  These share have been added to First Community’s historical weighted average number of common shares used to calculate basic and diluted earnings per share for purposes of determining the pro forma earnings per share amounts for the nine months ended September 30, 2005.  We applied the ultimate exchange ratio of 0.812 to Pacific Liberty’s historical weighted average shares outstanding for 2004 to determine the pro forma basic and diluted earnings per share amounts for the year ended December 31, 2004.  While the exchange ratio for determining the shares of common stock to be issued to Foothill common shareholders is subject to adjustment, as described in the definitive agreement and plan of merger, for purposes of the pro forma earnings per share calculations we have used the exchange ratio of 0.4982 First Community shares for each Foothill common share outstanding, which was the initial exchange ratio at the time of the signing of the definitive agreement.  As a result, the Company increased its historical basic and diluted share averages using the exchange ratio of 0.4982 applied to Foothill’s historical basic and diluted share averages for both the nine months ended September 30, 2005, and the year ended December 31, 2004.  The Cedars transaction was a cash transaction, and as such our regulatory capital positions require an increase in order to support the assets acquired.  For purposes of the pro forma financial data and information presented in this report, we have made no assumption regarding the issuance of any type of security which would augment regulatory capital.  A reconciliation of First Community’s historical diluted share averages to the pro forma averages follows.

	First Community Pro Forma Average Diluted Shares
	(In thousands)
	Nine months ended September 30, 2005		Year ended December 31, 2004

Historical amounts	16,450		15,987
First American shares	1,045		1,045
Pacific Liberty shares	784	(1)	847	(3)
Foothill shares	4,492	(2)	3,566	(4)

Pro forma shares	22,771		21,445

(1) Represents actual number of shares issued to Pacific Liberty common shareholders.

(2) Represents Foothill’s historical average for the nine months ended September 30, 2005, of 9,017 multiplied by an assumed exchange ratio of 0.4982.  The actual exchange ratio at consummation is subject to adjustment and may be higher or lower.

(3) Represents Pacific Liberty’s historical average for the year ended December 31, 2004, of 1,044 multiplied by the exchange ratio of 0.812.

(4) Represents Foothill’s historical average for the year ended December 31, 2004, of 7,158 multiplied by an assumed exchange ratio of 0.4982.  The actual exchange ratio at consummation is subject to adjustment and may be higher or lower.

BALANCE SHEET PRO FORMA ADJUSTMENTS

(a)          Investment sales and borrowings repayments:  Covenants in definitive acquisition agreements with each of the First American, Pacific Liberty and Cedars required the acquired entity to liquidate substantially of its investment securities immediately prior to the close of the acquisition.  Since these investment securities were sold at or near the acquisition consummation date in accordance with the terms of the agreements, the historical balance sheets have been adjusted to reflect the elimination of such investment securities at September 30, 2005.  A portion of the cash generated from the sale of Cedars’ investment securities was used to repay Cedars outstanding borrowings.  Accordingly, the historical balance sheet has been adjusted to reflect the elimination of such borrowings.

(b)          Fair value adjustments:  All of the acquisitions are accounted for using the purchase method of accounting.  Under this method, the fair values of the assets acquired and the liabilities assumed are determined at the acquisition consummation date.  The historical amounts of the assets and liabilities are then adjusted to such fair values and these fair values are added to First Community’s balance sheet.  The pro forma fair value adjustments are preliminary, based on estimates, and are subject to change as more information becomes available and after final analyses of the fair values of both tangible and intangible assets acquired and liabilities assumed are completed.  Accordingly, the final fair value adjustments may be materially different from those presented in this report.  A summary of these estimated fair value adjustments follows.

Adjustment of loans to fair value:  Such estimated fair value adjustments are $195,000, -0- and $288,000 for Pacific Liberty, Cedars, and Foothill, respectively.  These adjustments result in an unearned discount which will be amortized to interest income on loans over the remaining life of the loan portfolios acquired.

Establishment of core deposit intangible:  Such estimated fair value adjustments are $1,781,000, $5,527,000, and $16,962,000 for Pacific Liberty, Cedars, and Foothill, respectively.  These amounts represent the estimated future economic benefits from certain of the customer balances acquired or to be acquired.  This intangible asset will be amortized to expense over the estimated life of the deposits acquired.  This intangible asset will also be reviewed for impairment periodically.  The amount of the core deposit intangible related to the First American acquisition is $6,529,000.  This amount is not reflected as a pro forma adjustment because First American was acquired prior to September 30, 2005, and such core deposit intangible is already included in First Community’s historical balance sheet as of September 30, 2005.

Other assets:  This estimated fair value adjustment reflects a $12,000 reduction in office premises, a $75,000 reduction in prepaid assets, and a net $12,884,000 increase in tax assets.  The income tax adjustments result from basis differences of the assets acquired and liabilities assumed and either deferred income tax assets or income tax receivables resulting from tax deductible items such as severance and deferred compensation payouts and compensation deductions related to cash payments to option holders of the acquired entities.  Further income tax adjustments may be made as more information becomes available and analyses are finalized in order to complete final tax returns.

Deposits:  This estimated fair value adjustment reflects a discount on certain time deposits whose interest rates are above market.  The individual amounts are $326,000, $1,141,000, and $183,000 for Pacific Liberty, Cedars, and Foothill, respectively.  The amount related to the First American acquisition is $46,000.  This amount is not reflected as a pro forma adjustment because First American was acquired prior to September 30, 2005, and such amount is already included in First Community’s historical balance sheet as of September 30, 2005.  This estimated discount on certain time deposits will be amortized to interest expense over the remaining contractual life of such deposits.

Other liabilities:  This estimated pro forma adjustment represents accruals made or to be made at the time the acquisitions are consummated to reflect the direct costs of the acquisitions and include investment banker and professional fees, severance, change in control and other compensation payments, contract termination costs, system conversion costs, and miscellaneous items.  The estimated individual amounts are $3,838,000, $4,823,000, and $26,242,000 for Pacific Liberty, Cedars, and Foothill, respectively.

(c)          Cash paid for stock options and common stock:  The terms of the acquisition agreements with each of the acquired entities required or require a cash payment to their respective common stock option holders for the difference between the per share merger consideration and the option exercise price.  The estimated individual amounts are $5,003,000, $5,847,000, and $15,000,000 for Pacific Liberty, Cedars and Foothill, respectively.  The Cedars acquisition was a cash transaction and First Community paid to the common shareholders of Cedars approximately $114,153,000 in cash. The amount payable to Foothill option holders is estimated based on the exchange ratio used for purposes of the pro forma calculation and, as described above, is subject to adjustment.

(d)          Issuance of common stock:   The Pacific Liberty shareholders received approximately 784,000 shares of First Community common stock having a fair value of approximately $36,634,000.  Based on the terms of the acquisition agreement, the Foothill shareholders are estimated to receive First Community common stock having a value of approximately $223,000,000.    These amounts result in $259,634,000 being added to shareholders’ equity on the pro forma balance sheet.  The amount added to shareholders’ equity is then reduced by the combined shareholders’ equity amounts of Pacific Liberty, Cedars and Foothill offset by the net effect of the fair value adjustments.  The Cedars transaction was a cash transaction, and as such our regulatory capital positions require an increase in order to support the assets acquired.  For purposes of the pro forma financial data and information presented in this report, we have made no assumption regarding the issuance of any type of security which would augment regulatory capital.

STATEMENTS OF EARNINGS PRO FORMA ADJUSTMENTS

(a)	Represents accretion of discount on loans over eight years.
(b)

Elimination of interest on investment securities due to liquidation of the portfolios offset by interest on federal funds sold arising from the investment of net cash generated from the sales. The interest on federal funds sold was assumed at 2.94% for the nine months ended September 30, 2005, and at 1.21% for the year ended December 31, 2004.

(c)	Amortization of the time deposit fair value adjustment. Such amortization is over two years using an accelerated method.
(d)	Elimination of interest expense on Cedars’ Federal Home Loan Bank borrowings due to repayment from cash generated by sale of investment securities.
(e)	Elimination of net gain or loss on sales of investment securities due to liquidation of the investment portfolios.
(f)

Additional depreciation adjustment resulting from fair value adjustments to office premises. The largest portion of this adjustment relates to the First American office building fair value adjustment of approximately $916,000 which is being amortized over 25 years.

(g)	Represents amortization of the core deposit intangible asset over its estimated life of 10 years.
(h)	Represents income taxes on the pro forma adjustments at a combined Federal and California effective tax rate of approximately 42%.